Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2015 (except for Note 2, as to which the date is April 30, 2015), with respect to the consolidated financial statements of Susser Holdings Corporation (not presented separately herein), included in Amendment No. 4 to the Registration Statement (Form S-4) and related proxy statement/prospectus of Energy Transfer Corp LP for the registration of its common shares and contingent consideration rights.

/s/ Ernst & Young LLP

Houston, Texas

April 12, 2016